Exhibit 99.1

Victory Capital Reports April 2023 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--May 9, 2023--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $157.6 billion as of April 30, 2023, and average assets under management for April of $157.6 billion. The Company also noted a single $1.1 billion institutional redemption occurred during April from a passive equity strategy that is represented below in the Solutions Asset Class. It was priced at three basis points and made no meaningful margin contribution.

Victory Capital Holdings, Inc.
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	April 30, 2023	March 31, 2023
Solutions	$53,783	$54,416
Fixed Income	26,467	26,535
U.S. Mid Cap Equity	29,017	29,035
U.S. Small Cap Equity	15,100	15,648
U.S. Large Cap Equity	11,462	11,425
Global / Non-U.S. Equity	15,196	14,868
Alternative Investments	3,371	3,317
Total Long-Term Assets	$154,397	$155,244
Money Market / Short Term Assets	3,161	3,377
Total Assets Under Management	$157,558	$158,621

By Vehicle
Mutual Funds[2]	$103,263	$103,246
Separate Accounts and Other Pooled Vehicles[3]	48,792	49,819
ETFs[4]	5,502	5,555
Total Assets Under Management	$157,558	$158,621

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.

[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $157.6 billion in assets under management as of April 30, 2023. It was ranked No. 55 on the Fortune 100 Fastest-Growing Companies list for 2022 and is one of only 24 companies to make the list for the second consecutive year. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

Victory Capital is headquartered in San Antonio, Texas, with offices nationwide and investment professionals in the U.S. and abroad. To learn more please visit www.vcm.com or follow Victory Capital on Twitter and LinkedIn.

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The Fortune annual list ranks the top performing, publicly traded companies in revenues, profits and stock returns over the three-year period ended April 30, 2022.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director of Global Communications
210-694-9693
Jessica_davila@vcm.com